UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 2, 2005

Date of Report (date of earliest event reported)

SUN MICROSYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-15086	94-2805249
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4150 Network Circle

Santa Clara, CA 95054-1778

(Address of principal executive offices)

(650) 960-1300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 2, 2005, Sun Microsystems, Inc., a Delaware corporation (“Sun”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Stanford Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Sun (the “Merger Sub”) and Storage Technology Corporation, a Delaware corporation (“StorageTek”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into StorageTek, with StorageTek continuing as the surviving corporation and a wholly-owned subsidiary of Sun (the “Merger”).

Merger Agreement

At the effective time and as a result of the Merger, each share of StorageTek common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to $37.00, without interest.

StorageTek has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) subject to certain exceptions, to cause a stockholder meeting to be held to consider approval of the Merger and the other transactions contemplated by the Merger Agreement, (iv) subject to certain exceptions, for its board of directors to recommend adoption and approval by its stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement, (v) not to solicit proposals relating to alternative business combination transactions and (vi) subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions.

Consummation of the Merger is subject to customary conditions, including (i) approval of the Merger Agreement and the Merger by the stockholders of StorageTek, (ii) absence of any law or order prohibiting the consummation of the Merger, (iii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain foreign antitrust approvals, (iv) subject to certain exceptions, the accuracy of the representations and warranties and (v) the absence of any material adverse effect on StorageTek.

The Merger Agreement contains certain termination rights for both Sun and StorageTek, and further provides that, upon termination of the Merger Agreement under specified circumstances, StorageTek may be required to pay Sun a termination fee of $133 million.

Press Release

The joint press release announcing the transaction, which is attached as an exhibit to this Form 8-K, states that Sun expects the transaction to be accretive to non-GAAP earnings in the first 12 months following the closing of the transaction. Sun disclosed this non-GAAP financial measure because it is unable at this time to estimate the acquisition-related restructuring costs and the specific allocation of the purchase price to in process research and development, goodwill, other intangibles, acquisition-related inventory and other asset adjustments, as well as the impact of equity based compensation expense associated with FAS 123R. Therefore, non-GAAP earnings used in this context exclude these items.

Additional Information and Where to Find It

StorageTek has agreed to file a proxy statement in connection with the proposed Merger. The proxy statement will be mailed to the stockholders of StorageTek. StorageTek’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Merger and StorageTek. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by StorageTek by going to StorageTek’s Investor Relations page on its corporate website at www.storagetek.com.

In addition, StorageTek and its officers and directors may be deemed to be participants in the solicitation of proxies from StorageTek’s stockholders with respect to the Merger. A description of any interests that StorageTek’s officers and directors have in the Merger will be available in the proxy statement. In addition, Sun may be deemed to have participated in the solicitation of proxies from StorageTek’s stockholders in favor of the approval of the Merger Agreement. Information concerning Sun’s directors and executive officers is set forth in Sun’s proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on September 22, 2004, and annual report on Form 10-K filed with the SEC on September 13, 2004. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Sun’s Investor Relations page on its corporate website at www.sun.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release issued jointly by Sun Microsystems, Inc. and Storage Technology Corporation, dated June 2, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN MICROSYSTEMS, INC.

Date: June 2, 2005	By:	/s/ Michael A. Dillon
Michael A. Dillon
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued jointly by Sun Microsystems, Inc. and Storage Technology Corporation, dated June 2, 2005